UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): July 10, 2008 (June 24, 2008)

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FIFTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Please see the discussion of the Engagement Letter by and between Maryland-based FTI Consulting, Inc. (“FTI”) and Comstock Homebuilding Companies, Inc. (the “Company”) providing, among other things, for the services of Brad Foster as our Chief Restructuring Officer as more fully described in Item 5.02 below.

Items 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under the terms of the Engagement Letter that we entered into on June 24, 2008 with FTI providing, among other things, for Mr. Foster’s services as our Chief Restructuring Officer, Mr. Foster will report directly to our Chief Executive Officer. The Engagement Letter also provides for the services of other temporary employees and advisors to support Mr. Foster in his role. We will compensate FTI at its standard rates for Mr. Foster’s services.

On July 9, 2008 we issued a press release announcing the appointment of Mr. Foster. A copy of this press release is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

On July 9, 2008, the Company issued a press release announcing that it currently is exploring various options to restructure certain of its and its affiliates’ secured and unsecured indebtedness. In connection with exploring its options, the Company announced that it has hired FTI as it considers its financial and strategic alternatives. FTI is a global business advisory firm dedicated to helping organizations protect and enhance their enterprise value. Greg Rayburn and Brad Foster will represent FTI on the engagement with Mr. Foster assuming the role of Chief Restructuring Officer for the Company.

In connection with the exploration of available debt restructuring alternatives, the Company has determined that, in consultation with FTI, it will immediately cease making certain scheduled interest or principal curtailment payments with respect to certain of its and its affiliates’ secured and unsecured indebtedness while it attempts to negotiate modifications or other satisfactory resolutions and that it will likely cease making certain additional scheduled interest or principal curtailment payments in the near future. While the subject indebtedness does not include all indebtedness of the Company and its affiliates, it does represent a significant number of their credit facilities. The failure to make such interest and/or principal curtailment payments constitutes breaches of the terms of the loan agreements, some of which have reached maturity. If such breaches are not cured prior to the expiration of any applicable grace periods and such matured loans are not extended, then, under the terms of the loan agreements, the lenders may be entitled to charge an increased, or default, rate of interest and/or declare the principal amount to be immediately due and payable in full. The aggregate amount of the Company’s and its affiliates’ outstanding indebtedness at June 30, 2008 was approximately $157 million, and scheduled interest or principal curtailment payments will be ceased with respect to up to $94 million of this indebtedness where sufficient interest reserves are not currently in place.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release by Comstock Homebuilding Companies, Inc., dated July 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2008

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Jubal R. Thompson
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number
99.1	Press Release by Comstock Homebuilding Companies, Inc., dated July 9, 2008